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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 11-K

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


(Mark One)

[X] Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No fee required, effective October 7, 1996)

      For the fiscal year ended             December 31, 2002
                                -----------------------------------------------

                                       Or

[ ] Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No fee required)

      For the transition period from                to
                                     ---------------    --------------

     Commission file number                 000-32041
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A. Full title of the plan and the address of the plan, if different from that of the issuer named below Citizens First Savings Bank 401(k) Plan

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office Citizens First Bancorp, Inc., 525 Water Street, Port Huron, Michigan 48060

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                        FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 23        Consent of the Independent Auditor

Exhibit 32        Section 1350 Certifications

Exhibit 99 Financial statements and supplemental schedules of the Citizens First Savings Bank 401(k) Plan for the fiscal year ended December 31, 2002

                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 /s/  Citizens First Savings Bank 401(k) Plan

Date    October 21, 2003         By   /s/  Timothy D. Regan
     ----------------------           --------------------------------------
                                      Timothy D. Regan, Chief Financial Officer
                                      Citizens First Bancorp, Inc.

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                                 Exhibit Index
                                 -------------

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
Exhibit No.                     Description
-----------                     -----------
Exhibit 23        Consent of the Independent Auditor

Exhibit 32        Section 1350 Certifications

Exhibit 99 Financial statements and supplemental schedules of the Citizens First Savings Bank 401(k) Plan for the fiscal year ended December 31, 2002

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